Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined balance sheet as of December 31, 2011, and the unaudited pro forma condensed combined statement of operations for the year then ended (together, the “Pro Forma Financial Data”), are based upon the historical consolidated financial statements of Viasystems Group and DDi Corp. (“DDi”) after giving effect to (i) this offering, (ii) the DDi Merger as described under the heading “DDi Merger” and (iii) after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial data. The unaudited pro forma condensed combined statement of operations is presented as if this offering and the DDi Merger occurred on January 1, 2011.

The Pro Forma Financial Data is presented for informational purposes only, and does not purport to represent what Viasystems Group and DDi’s actual consolidated results of operations or consolidated financial condition would have been had this offering and the DDi Merger actually occurred on the date indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition.

The Pro Forma Financial Data should be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Viasystems Group and DDi and related notes thereto appearing elsewhere in this offering circular.

The historical consolidated financial information has been adjusted in the Pro Forma Financial Data to give effect to pro forma events that are, based upon available information and certain assumptions, (i) directly attributable to this offering and the DDi Merger, (ii) factually supportable and reasonable under the circumstances, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results.

The DDi Merger will be accounted for using the acquisition method of accounting. The Pro Forma Financial Data assume that DDi will become an indirect wholly owned subsidiary of Viasystems Group. Viasystems Group is the acquirer for accounting purposes, and thus Viasystems Group will acquire all the assets, including identifiable intangible assets, and assume all of the liabilities of DDi (the “Net Assets”). For purposes of the Pro Forma Financial Data, the Net Assets have been valued based on preliminary estimates of their fair values, which will be revised as additional information becomes available. The actual adjustments to Viasystems Group’s consolidated financial statements upon the closing of the DDi Merger will depend on a number of factors, including additional information available and the actual balance of DDi’s net assets on the closing date of the DDi Merger. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The Pro Forma Financial Data does not reflect costs to integrate the operations of Viasystems Group and DDi or any cost savings, operating synergies or revenue enhancements that the combined companies may achieve as a result of the DDi Merger.

Viasystems Group, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2011

(dollars in thousands)

	Historical		(See Notes 5 and 6) Adjustments for this Offering and the Merger		Pro Forma for this Offering and the Merger
	Viasystems Group, Inc.	DDi Corp.
ASSETS
Current assets:
Cash and cash equivalents	$71,281	$31,181	$(20,547)	A,H,O,Q	$81,915
Accounts receivable, net	196,065	39,747	—		235,812
Inventories	116,457	23,611	1,450	I	141,518
Deferred taxes	3,142	—	—	E,N	3,142
Prepaid expenses and other	31,138	2,054	—		33,192

Total current assets	418,083	96,593	(19,097)		495,579
Property, plant and equipment, net	307,290	46,904	—		354,194
Goodwill	97,589	3,664	187,030	J	288,283
Intangible assets, net	7,404	—	6,000	J	13,404
Deferred financing costs, net	5,592	—	11,389	B	16,981
Other assets	3,291	808	(186)	F	3,913

Total assets	$839,249	$147,969	$185,136		$1,172,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,054	$1,076	$—	H	$11,130
Accounts payable	195,908	21,739	—		217,647
Accrued and other liabilities	70,080	14,889	(12,428)	A,O,P	72,541
Income taxes payable	5,308	233	—		5,541

Total current liabilities	281,350	37,937	(12,428)		306,859
Long-term debt, less current maturities	216,716	8,589	334,853	A	560,158
Other non-current liabilities	48,111	568	—		48,679

Total liabilities	546,177	47,094	322,425		915,696

Stockholders’ equity:
Combined companies stockholders’ equity:
Common Stock	204	23	(23)	L	204
Paid-in capital	2,383,910	236,116	(236,116)	L	2,383,910
Treasury stock	—	(16,323)	16,323	L	—
Accumulated deficit	(2,102,762)	(119,467)	83,053	A,B,L,Q	(2,139,176)
Accumulated other comprehensive income	8,055	526	(526)	L	8,055

Total combined companies stockholders’ equity	289,407	100,875	(137,289)		252,993
Noncontrolling interest	3,665	—	—		3,665

Total stockholders’ equity	293,072	100,875	(137,289)		256,658

Total liabilities and stockholders’ equity	$839,249	$147,969	$185,136		$1,172,354

See accompanying notes to unaudited pro forma condensed combined financial data.

Viasystems Group, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2011

(dollars in thousands, except per share data)

	Historical		(See Notes 5 and 6) Adjustments for this Offering and the Merger		Pro Forma for this Offering and the Merger
	Viasystems Group, Inc.	DDi Corp.
Net Sales	$1,057,317	$263,392	$—		$1,320,709
Operating expenses:
Cost of goods sold, exclusive of items shown separately below	837,686	206,132	(8,803)	G	1,035,015
Selling, general and administrative	80,300	32,593	(608)	G	112,285
Depreciation	65,938	—	9,411	G	75,349
Amortization	1,710	614	(14)	K	2,310
Restructuring and impairment	812	964	—		1,776

Operating income	70,871	23,089	14		93,974

Other expense:
Interest expense, net	28,906	1,323	13,010	D,F	43,239
Amortization of deferred financing costs	2,015	—	819	C	2,834
Other, net	1,202	(261)	—		941

Income before taxes	38,748	22,027	(13,815)		46,960

Income taxes	8,464	182	—	E,N	8,646

Net income	30,284	21,845	(13,815)		38,314

Less: Net income attributable to noncontrolling interests	1,791	—	—		1,791

Net income attributable to common shareholders	$28,493	$21,845	$(13,815)		$36,523

Basic earnings per share	$1.43	$1.08			$1.83

Diluted earnings per share	$1.42	$1.04			$1.81

Basic weighted average shares outstanding	19,981,022	20,315,000	(20,315,000)	L	19,981,022

Diluted weighted average shares outstanding	20,129,787	20,984,000	(20,984,000)	L	20,129,787

See accompanying notes to unaudited pro forma condensed combined financial data.

Viasystems Group, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Data

(in thousands, except per share amounts)

1. Basis of Presentation

General

The unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting and was based on the historical financial statements of Viasystems Group and DDi.

Acquisition Accounting

The DDi Merger will be accounted for using the acquisition method of accounting. For the purposes of the Pro Forma Financial Data, Viasystems Group has been treated as the acquirer in the DDi Merger and will account for the transaction by using its historical accounting information and accounting policies and adding the assets acquired, including identifiable intangible assets and liabilities assumed from DDi (the “Net Assets”) as of the effective date of the DDi Merger at their respective fair values. The process for estimating the fair values of the Net Assets requires the use of significant estimates and assumptions. The amount by which the acquisition date fair value of the purchase price (consideration transferred) exceeds the fair value of net identifiable assets acquired (see Note 4) will be recognized as goodwill. The purchase price allocation is subject to finalization of Viasystems Group’s analysis of the fair value of the Net Assets as of the effective date of the DDi Merger. Accordingly, the purchase price allocation reflected in this Pro Forma Financial Data is preliminary and will be adjusted upon the completion of the final valuation. Such adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the DDi Merger.

Accounting Policies

The unaudited pro forma condensed combined financial data do not assume any differences in accounting policies between Viasystems Group and DDi. Upon consummation of the DDi Merger, Viasystems Group will review DDi’s accounting policies, and as a result of that review, Viasystems Group may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial data. At this time, Viasystems Group is not aware of any difference that would have a material impact on the unaudited pro forma condensed combined financial data.

Reclassifications

Certain reclassifications have been made to the historical financial statements of DDi to conform to Viasystems Group’s presentation. These adjustments primarily relate to reclassifying depreciation expense included in cost of goods sold and selling, general and administration expense to the depreciation caption.

2. Description of the Offering

As more fully described under the heading “Offering Summary” Viasystems Group is offering to sell through this offering $550,000 in senior secured notes (the “Notes”). In the event that, subsequent to this offering, the DDi Merger should fail to be consummated, Viasystems, Inc. will be required to repay $300,000 in the aggregate of the Notes at par value plus accrued interest. For the purpose of the Pro Forma Financial Data, the amounts presented as pro forma for this offering and the DDi Merger assume the DDi Merger is consummated and $550,000 in the aggregate Notes are issued pursuant to this offering on January 1, 2011, and remain outstanding on December 31, 2011.

3. Description of the DDi Merger

As more fully described under the heading “DDi Merger,” on April 3, 2012, Viasystems Group and DDi entered into a merger agreement, pursuant to which, DDi will become an indirect wholly-owned subsidiary of Viasystems, Inc. Under the terms of the DDi Merger, Viasystems Group will acquire all of the outstanding capital stock of DDi for cash consideration equal to $13.00 per share of DDi common stock outstanding on the DDi Merger date, including shares issued from the exercise of stock options on the DDi Merger date. The consideration expected to be transferred in the DDi Merger is estimated to be $281,987 (the “Preliminary Purchase Price”).

For the purpose of the Pro Forma Financial Data, we have assumed that all outstanding options under DDi’s stock option plan will be vested as of the DDi Merger date, and that all “in the money” options will be exercised in a “cashless sell” transaction whereby for each outstanding option share, the option holder will receive the cash equivalent of the difference between $13.00 and the option’s exercise price.

The DDi Merger is subject to DDi’s stockholders approval, certain regulatory approvals and certain terms and conditions of the merger agreement. The DDi Merger is expected to close late in the second quarter or early in the third quarter of 2012.

4. Preliminary Allocation of Consideration Transferred to Net Assets Acquired

The acquisition method of accounting requires that the purchase price (consideration transferred) in a business combination be allocated to the Net Assets acquired based on their estimated fair value. For the purpose of the Pro Forma Financial Data, Viasystems Group has made a preliminary allocation of the Preliminary Purchase Price to the Net Assets acquired as follows:

Tangible assets and liabilities:
Cash and cash equivalents (See Note 6, Item Q)	$20,131
Accounts receivable, net	39,747
Inventories	25,061
Property, plant and equipment, net	46,904
Other assets	2,676
Accounts payable	(21,739)
Long term debt	(9,665)
Accrued and other liabilities assumed (See Note 6, Item P)	(17,822)
Intangible assets:
Trade name, customer lists and manufacturer sales representative network	6,000
Goodwill	190,694

Total preliminary purchase price allocation	$281,987

The following table reconciles the historical value of the Net Assets as of December 31, 2011 to the fair value of the Net Assets:

Historical value of Net Assets at December 31, 2011	$100,875
Cash payment of DDi’s acquisition related fees and expenses	(11,050)
Elimination of the historical value of goodwill	(3,664)
Elimination of deferred financing costs	(186)
Recognition of intangible assets acquired:
Amortizable intangible assets	6,000
Goodwill	190,694
Adjustments to the historical carrying value of assets and liabilities based on Viasystems’ preliminary estimates of fair value:
Inventories	1,450
Other accrued liabilities	(2,132)

Fair value of Net Assets	$281,987

5. Pro Forma Adjustments for This Offering

Adjustments included in the column under the heading “Adjustments for this Offering and the DDi Merger” which relate to this offering represent the following:

A.	Reflects the receipt of the estimated net proceeds of $534,264 from the $550,000 in the aggregate Notes included in this offering and the use of those proceeds to redeem all of Viasystems Group’s $220,000 12.00% Notes due 2015 (the “2015 Notes”) including accrued interest of $12,100, a premium of $17,600 and related fees of $650, pursuant to Viasystems, Inc’s redemption of the 2015 Notes described in “Summary—Recent Developments—Redemption of Our 12.00% Senior Secured Notes Due 2015.” At December 31, 2011, the carrying value of the 2015 Notes was $215,147, which was net of $4,853 of unamortized original issue discount. For the purposes of this Pro Forma Financial Data, we have assumed we will redeem all outstanding 2015 Notes as of May 15, 2012 at par plus a premium of eight hundred basis points, calculated as of that date in accordance with the terms of the indenture governing the 2015 Notes.

B.	Reflects the write-off of $4,347 of deferred financing costs associated with the 2015 Notes and the capitalization of $15,736 of debt issuance costs from this offering. Because the write-off of the deferred financing costs will not have a continuing impact, it is not reflected in the unaudited pro forma condensed combined statement of operations.

C.	Reflects adjustments to amortization of deferred financing costs for the estimated net increase in amortization of deferred financing costs of $819 for the year ended December 31, 2011, due to the differences in the capitalized debt issuance costs and the original tenor between this offering and the 2015 Notes.

D.	Reflects, for the purpose of the unaudited pro forma condensed combined statement of operations, an assumed coupon rate for the notes to be issued in this offering, resulting in additional interest expense of $13,254 for the year ended December 31, 2011, due to the differences in the aggregate principal amount, coupon rate and original issue discount between this offering and the 2015 Notes. For every 0.125% variance from the assumed rate, interest expense would increase or decrease by approximately $688 in each year.

E.	As a result of Viasystems Group’s existing tax loss carry-forwards in the United States, for which substantially full valuation allowances have been provided, no deferred taxes have been recorded, and no income tax has been provided related to the pro forma adjustments for this offering.

6. Pro Forma Reclassifications and Adjustments for the DDi Merger

Adjustments in the column under the heading “Adjustments for this Offering and the DDi Merger” which are necessary to reflect the DDi Merger and related acquisition accounting include the following:

F.	Reflects the elimination of DDi’s $186 of capitalized deferred financing costs from other assets and the elimination of the related amortization of $244 for the year ended December 31, 2011, from interest expense.

G.	Reflects the reclassification of DDi’s depreciation expense to the depreciation caption from the cost of goods sold and selling, general and administrative expense captions in the amount of $8,803 and $608, respectively, for the year ended December 31, 2011.

H.	Reflects cash consideration paid in the DDi Merger of $281,987.

I.	Reflects an adjustment of $1,450 necessary to reflect Viasystems Group’s preliminary estimate of the fair value of inventories acquired, which, as required by acquisition accounting, was estimated to be equal to its selling price less an estimated profit from the selling effort. As there is no continuing impact of the acquired inventory adjustment on the combined operating results, no adjustment has been made to cost of goods sold in the unaudited pro forma condensed combined statement of operations to reflect the inventory adjustment.

J.	Reflects the elimination of DDi’s historical goodwill of $3,664 in accordance with acquisition accounting, and the establishment of intangible assets of $6,000 for DDi’s trade name, customer lists and manufacturer sales representative network, and $190,695 for goodwill resulting from the DDi Merger.

K.	Reflects the elimination of DDi’s historical intangible asset amortization expense of $614 for the year ended December 31, 2011, and the recognition of amortization expense of $600 for the year ended December 31, 2011, related to intangible assets established (see item J, above) assuming weighted average useful lives of 10 years.

L.	Reflects the elimination of the historical equity of DDi in accordance with acquisition accounting.

M.	At this time there is insufficient information as to the specific nature, age and condition of DDi’s property plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation expense. For the purpose of the Pro Forma Financial Data, the fair value of property, plant and equipment acquired from DDi is assumed to equal its carrying value. For each $1,000 fair value adjustment to property plant and equipment, assuming a weighted average useful life of 10 years, depreciation expense would change by approximately $100 in each annual period.

N.	As a result of Viasystems Group’s and DDi’s existing income tax loss carry-forwards in the United States, for which substantially full valuation allowances have been provided, no deferred income taxes have been recorded, and no income tax has been provided related to the pro forma adjustments for the DDi Merger.

O.	Reflects the payment of $2,460 of dividends payable to former DDi shareholders which had been accrued at December 31, 2011.

P.	Reflects a liability of $2,132 incurred for certain DDi employee benefit related amounts that became payable as a result of the DDi Merger pursuant to terms of existing contractual agreements.

Q.	Reflects the cash payment of estimated acquisition related fees and expenses by Viasystems Group of $8,964, with a corresponding decrease in retained earnings as of December 31, 2011 and the cash payment of estimated acquisition related fees, expenses and other costs by DDi of $11,050, with a corresponding decrease to the value of the Net Assets acquired (see Note 4).